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INSIDER TRADING POLICY

1. Purpose

This Insider Trading Policy (the "Policy") establishes guidelines governing the purchase, sale, and other transactions in securities of Reliability Incorporated (the "Company") by directors, officers, employees, and certain other covered persons. The Policy is designed to promote compliance with applicable federal and state securities laws prohibiting insider trading, including prohibitions under Rule 10b-5 of the Securities Exchange Act of 1934.

1A. Regulatory Compliance (Regulation S-K Item 408(b))

This Policy is intended to constitute the Company's insider trading policies and procedures contemplated by Item 408(b) of Regulation S-K. The Company has adopted this Policy to promote compliance with app3licable insider trading laws, rules, and regulations, and to prevent the misuse of material nonpublic information by Covered Persons in connection with transactions in the Company's securities.

The Company believes this Policy and related procedures are reasonably designed to:

- Prevent trading on the basis of material nonpublic information;
- Prevent unauthorized disclosure of such information; and
- Ensure that Covered Persons understand and comply with applicable legal and regulatory requirements.

2. Scope

This Policy applies to all directors, officers, employees, consultants, and any other persons designated by the Company who may have access to material nonpublic information ("MNPI") regarding the Company, as well as their immediate family members and controlled entities (collectively, "Covered Persons"). This includes any accounts or entities over which the Covered Person exercises direct or indirect control or influence, or in which the Covered Person has a direct or indirect financial interest.

Covered Persons should err on the side of caution when determining whether information has become public.

3. Trading Windows and Blackout Periods

To reduce the risk of trading while in possession of material nonpublic information, the Company has established designated trading windows and blackout periods.

A. Quarterly Trading Windows

Directors, officers, and other designated employees ("Covered Persons") may trade in Company securities only during an open trading window, which generally begins one (1) full trading day following the public release of the Company's quarterly or annual financial results and continues until the close of business on the 15th day prior to the end of the applicable fiscal quarter, or such earlier date as may be determined by the Company..

B. Quarterly Blackout Periods

The Company's regular quarterly blackout period begins at the close of business on the 15th day prior to the end of each fiscal quarter and continues until the opening of the trading window described above.

During blackout periods, Covered Persons are prohibited from trading in Company securities, unless an exception is granted by the Company's designated compliance officer.

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C. Event-Specific Blackout Periods

From time to time, the Company may impose additional blackout periods in connection with material nonpublic developments, such as significant transactions, financings, or other corporate events. The existence of an event-specific blackout may itself constitute material nonpublic information and must be kept confidential.

D. Pre-Clearance Requirement

All directors and executive officers, and any other persons designated by the Company, must obtain prior written approval from the Company's designated compliance officer before engaging in any transaction in Company securities, even during an open trading window.

4. Prohibition on Insider Trading

No Covered Person may, directly or indirectly:

- Buy or sell Company securities while in possession of MNPI; or
- Disclose MNPI to any other person who may trade on the basis of such information ("tipping").

These restrictions apply to all transactions in Company securities, including open market trades, private transactions, and derivative transactions.

4. Material Nonpublic Information

Information is considered "material" if a reasonable investor would consider it important in making an investment decision. Information is "nonpublic" until it has been broadly disseminated to the market and sufficient time has passed for the market to absorb it.

Examples of MNPI may include, but are not limited to:

- Financial results or forecasts
- Significant client or contract developments
- Mergers, acquisitions, or strategic transactions
- Changes in senior management
- Significant litigation or regulatory matters

Information will generally be considered public only after the close of trading on the second full trading day following public disclosure.

5. Trading Windows and Pre-Clearance

The Company may establish trading windows during which Covered Persons may transact in Company securities, subject to compliance with this Policy. Certain designated persons, including directors and executive officers, must obtain pre-clearance from the Company's Chief Financial Officer prior to executing any transaction in Company securities.

7. Prohibited Transactions

Covered Persons are prohibited from engaging in:

- Short sales of Company securities
- Trading in options or other derivative securities related to the Company
- Hedging or monetization transactions involving Company securities
- Margin purchases or pledging Company securities as collateral, unless pre-approved

Covered Persons must avoid not only actual impropriety but also the appearance of impropriety.

8. 10b5-1 Trading Plans

Transactions made pursuant to a valid Rule 10b5-1 trading plan may be permitted, subject to prior approval by the Company and compliance with applicable SEC rules.

9. Compliance and Enforcement

All Covered Persons are responsible for understanding and complying with this Policy. Violations may result in disciplinary action, up to and including termination of employment, and may expose individuals to civil and criminal penalties.

This Policy is administered as part of the Company's broader compliance framework under the *Code of Business Ethics and Corporate Conduct ("Code")*. Any violations of this Policy will be addressed in accordance with the Company's disciplinary procedures set forth in the Code. In the event of any inconsistency between this Policy and the Code, this Policy shall control with respect to insider trading matters.

The Company periodically reviews and, as appropriate, updates this Policy to reflect changes in applicable laws, regulations, and Company practices.

10. Administration

This Policy shall be administered by the Company's Chief Financial Officer or such other person designated by the Company (the "Compliance Officer"), who is responsible for interpreting and enforcing this Policy.

11. Certification

Covered Persons may be required to certify their understanding of and compliance with this Policy on a periodic basis.